Exhibit (h)(2)(ix)

AMENDMENT TO THE

ADMINISTRATION AGREEMENT

AMENDMENT made as of the 1st day of April, 2015 by and among PROFUNDS (“ProFunds”), a Delaware statutory trust having a principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, ACCESS ONE TRUST, a Delaware statutory trust having a principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814 (“AOT” and together with ProFunds the “Trusts”) and CITI FUND SERVICES OHIO, INC. (formerly known as BISYS Fund Services Ohio, Inc.) (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to the Administration Agreement dated January 1, 2004 between the parties (as amended and in effect on the date hereof, the “Agreement”).

WHEREAS, Citi and the Trusts wish to enter into this Amendment to the Agreement to revise the term of the Agreement and the fees payable hereunder;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trusts and Citi hereby agree as follows:

1.	Amendments.

(a) The first sentence of Section 4 of the Agreement is deleted and replaced with the following:

“This Agreement shall become effective as of January 1, 2004 (the “Effective Date”) and shall continue in effect, unless earlier terminated as provided hereunder, for a one year period commencing on April 1, 2015 (the “Initial Term”).”

(b) Schedule A to the Amendment dated December 11, 2007 is hereby deleted in its entirety.

(c) Schedule D to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule D.

2.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PROFUNDS

By:	/s/ Todd B. Johnson
Name: Todd B. Johnson
Title: President

ACCESS ONE TRUST

By:	/s/ Todd B. Johnson
Name: Todd B. Johnson
Title: President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin
Name: Jay Martin
Title: President

SCHEDULE D

FEE SCHEDULE

Fund Administration Services

Each Trust shall pay to Citi, on the first business day of each month, an administration fee computed at the annual rate set forth below. For the avoidance of doubt, for the purposes of determining the break points, the assets of both Trusts are combined, however each Trust only pays fees on its own assets.

Five one-hundredths of one percent (.05%) (5 basis points) of the Trusts’ aggregate average daily net assets up to $2 billion;

Two and three-quarters one-hundredths of one percent (.0275%) (2.75 basis points) of the Trusts’ aggregate average daily net assets in excess of $2 billion up to $3 billion;

One and one-half one-hundredths of one percent (.0150%) (1.50 basis points) of the Trusts’ aggregate average daily net assets in excess of $3 billion up to $10 billion; and

Three eighths of one-hundredth of one percent (.00375%) (0.375 basis points) of the Trusts’ aggregate average daily net assets in excess of $10 billion.

Additional Service Fees

• Form NQ Filing	$50,000 per annum in the aggregate for the Trusts
• Compliance Rule 38a-1	$60,000 per annum in the aggregate for the Trusts

Out of Pocket Expenses:

Each Trust shall reimburse Citi for its respective out-of-pocket charges including, but not limited to security pricing, SOC 1 audit fees, tax data services and travel and entertainment expenses to board meetings.

3